Exhibit 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


 WERNER ENTERPRISES ANNOUNCES PAY RAISE FOR COMPANY SOLO DRIVERS IN THE
                         MEDIUM-TO-LONG-HAUL VAN
                                DIVISION

Omaha, Nebraska, July 29, 2004:
------------------------------

      Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, announced today that it is increasing pay for Company solo drivers in its medium-to-long-haul Van division by two cents per mile, effective August 1, 2004. This increase affects approximately one quarter of the Company's drivers.

      "We are pleased to announce this pay raise to retain and attract more drivers to meet increasing customer demand for our services," said Greg Werner, President and Chief Operating Officer. Werner Enterprises already offers drivers industry-leading mileage production, premium trucks with driver-friendly specifications, state-of-the-art technology such as the Werner Paperless Log system, a per-diem reimbursement program that increases driver net pay after taxes, the TripPak drop box network, and an attractive benefits package.

     The Company fully expects the support of its customers due to their expressed desire for increased truck capacity. As noted previously in the Company's second quarter earnings release dated July 15, a substantial portion of the Company's freight is under contract with customers and provides for annual pricing increases. Much of this business renews in the latter part of third quarter and fourth quarter. This week, the Company conducted a meeting with its entire sales force to begin the rate increase process with customers.

     Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload transportation companies with a fleet of 8,450 trucks and 22,920 trailers as of June 30, 2004.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

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      Note:   This  press  release contains forward-looking  statements,
which  are  based  on information currently available.   Actual  results
could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31,
2003.   The  Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.